Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated this 30th day of November, 2012.

AMONG:

9191-4200 QUEBEC INC., a corporation incorporated under the laws of the Province of Quebec (the “Purchaser”)

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NAVIGATA COMMUNICATIONS 2009, INC., a corporation incorporated under the laws of the Province of British Columbia (the “Vendor”)

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BENOIT LALIBERTE, an individual resident in the Province of Quebec (“Benoit”)

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FIDUCIE RESIDENCE JAAM, a trust formed under the laws of the Province of Quebec (the “Family Trust”)

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0865944 B.C. LTD., a corporation incorporated under the laws of the Province of British Columbia (“8659”)

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NAVIGATA COMMUNICATIONS LTD., a corporation incorporated under the laws of the Province of Saskatchewan (“Navigata”)

WHEREAS the prior to the completion of the transactions contemplated in this Agreement, the Vendor carries on the business of providing telecommunications services, including voice, data and internet services, to service providers and end users, using its National MPLS-enabled data backbone, microwave backhaul network in British Columbia, and carrier points of interconnection in Vancouver, Toronto, Seattle, LA, and New York (collectively, the “Business”);

AND WHEREAS the Vendor wishes to sell, assign and transfer and the Purchaser wishes to purchase, a substantial portion of the Vendor’s operating assets necessary to conduct such Business upon the terms and subject to the conditions hereinafter contained;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the sum of $1.00 of lawful money of Canada and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

ARTICLE 1
INTERPRETATION

1.01           Defined Terms

In this Agreement and in the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(a)	“Assumed Contracts” shall have the meaning ascribed to such term in section 2.09(a);

(b)	“Assumed Liabilities” shall have the meaning ascribed to such term in section 2.02;

(c)	“Business” shall have the meaning ascribed to such term in the recitals;

(d)	“Business Day” means any day other than a day which is a Saturday, a Sunday or a civic or statutory holiday in Toronto, Ontario;

(e)	“Claim” means any claim, demand, action, lawsuit, proceeding, arbitration or investigation, in each case, whether asserted, threatened, pending or existing;

(f)	“Closing Date” means Friday, November 30, 2012, or such other date as the Vendor and Purchaser may agree upon;

(g)	“Closing Time” means 10:00 a.m. (Toronto time), or such other time on the Closing Date as the parties hereto may agree upon;

(h)
“Collective Agreement” means the agreement between “0869544 B.C. Ltd., a wholly owned subsidiary of Navigata Communications 2009, Inc. and Communications, Energy and Paperworkers Union of Canada (Local 206);  September 18, 2001 – August 31, 2014.”;

(i)
“Contracts” means all contracts, agreements, leases, subleases, permits, licenses, supply contracts (products or services), purchase orders, sales orders and other instruments, commitments, obligations, arrangements or understandings, whether written or oral,  including all amendments, extensions, renewals, guarantees in favour of the Vendor and other agreements, with respect thereto relating to the Business;

(j)	“Corporate Intellectual Property” means any Intellectual Property that is owned by or licensed to the Vendor and which relates to the Business;

(k)	“DPJJ Note” means the unsecured promissory note in the principal amount of $351,050.00 bearing interest at the rate of five percent (5%) per annum, made by DPJJ Holdings Ltd. in favour of Vendor;

(l)
“Encumbrances” mean mortgages, charges, pledges, security interests, liens, encumbrances, claims, title or interest retention agreements and other equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(m)	“Excluded Assets” means the following:

(i)	any part of the Vendor’s business that is not related to the Business;

(ii)	any shares in the capital of Navigata USA, Inc. and the business of Navigata USA, Inc. and the assets related thereto, whether or not such business or assets is owned by the Vendor;

(iii)	any shares in the capital of Navigata Enterprises Ltd, and the business of Navigata Enterprises Ltd and the assets related thereto, whether or not such business or assets is owned by the Vendor;

(iv)	any shares in the capital of ON Call Wireless, Inc., and the business of ON Call Wireless, Inc. and the assets related thereto, whether or not such business or assets is owned by the Vendor;

(v)
any shares in the capital of Thompson Rivers Wireless, Inc., and the business of Thompson Rivers Wireless, Inc. and the assets related thereto,  whether or not such business or assets is owned by the Vendor;

(vi)	any shares in the capital of Next Layer Inc., and the business of Next Layer Inc. and the assets related thereto, whether or not such business or assets is owned by the Vendor;

(vii)
any shares in the capital of Navigata Fibre Transport Inc., and the business of Navigata Fibre Transport Inc. and the assets related thereto,  whether or not such business or assets is owned by the Vendor;

(viii)	Note One;

(ix)	Note Two;

(x)	all right, title and interest of the Vendor in and to the leased premises listed in Schedule 1.01(m);

(xi)	the microwave towers known as Bruce Peak and Rutland, and all towers, antennas and use agreements used in the operations of Thomspon Rivers Wireless, Inc. and On Call Wireless, Inc.;

(xii)	all 3.5 GHz spectrum owned or licensed by Navigata Communications Ltd., which shall be assigned to Vendor at Closing, as further identified on Schedule 1.01(m)(1);

(xiii)	all right, title and interest of the Vendor in the business opportunity knownas the North Pacific Cable project, including, without limitation, all business records relating thereto;

(xiv)	all tax losses of the Vendor;

(xv)	the DPJJ Note;

(xvi)
Management Services Agreement by and between Navigata Communications 2009, Inc., Navigata Communications Ltd., and Navigata USA, Inc., as parties of the First Part and Legault Investment Counsel, Inc. as party of the Second Part, effective as of December 8, 2009 (Peter Legault);

(xvii)	Consulting Agreement by and between Navigata Communications 2009, Inc. and KLC Holdings, effective as of March 1, 2010 (Jim Griffiths);

(xviii)
all right, title and interest of the Vendor in the Agreement and Plan of Merger and Amalgamation Agreement by and among 0875549 B.C. Ltd., Datton Dealer Wholesale Corp., 0875543 B.C. Ltd., Buckten Holdings Inc., Next Layer Inc. and Navigata Communications 2009, Inc., including all ancillary documents related thereto, and without limitation, all right, title and interest of the Vendor in the Real Property and Improvements with a street address of 765 Lorne Street, Kamloops, British Columbia, Canada;

(xix)
real Property and Improvements with a street address of 213 SW Columbia Street, Bend, OR, USA 97702 and with a legal description of Lot 2 in Block 5 of SHELVIN CENTER, CITY OF BEND, Deschutes County, Oregon;  and

(xx)	all of the Vendor’s rights and obligations under this Agreement.

(n)	“Financial Statements” means the management prepared consolidated financial statements of the Vendor for the period ended September 30, 2012, a copy of which is attached as Schedule 1.01(n);

(o)
“Governmental Charges” means and includes all taxes, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, provincial, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign;

(p)
“Intellectual Property” means all right, title and interest associated with or arising out of any of the following in any jurisdiction throughout the world: (i) all computer software and code, including assemblers, applets, compilers, source code, object code, annotated code, compiled code, development tools, design tools, toolkits, software development kits, user interfaces and data, in any form or format, however fixed; (ii) all patents and patent applications, industrial design registrations and applications together with all re-issuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations or similar forms of applications, and any identified invention disclosures; (iii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, processes, Software, algorithms, data structures, system architecture diagrams, flowcharts, databases, data collections, circuits, systems, devices, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (iv) all copyrights, copyrightable works, rights in Software algorithms, data structures, system architecture diagrams, databases, data collections, moral rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship; (v) all trademarks, service marks, design marks, logos, business names, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common-law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith; (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing; and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world;

(q)
“Law” means any applicable Canadian or other foreign, supranational, national, federal, state, provincial, local or common law, treaty (including any tax treaty), act, statute, ordinance, regulation, rule or code promulgated by any federal, provincial, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign or any order of any of them;

(r)	“Next Layer Financial Statements” means the management prepared financial statements of Next Layer Inc. for the period ended September 30, 2012, a copy of which is attached as Schedule 1.01(r);

(s)	“Note One” means the unsecured promissory note in the principal amount of $1,800,000.00 bearing interest at the rate of six percent (6%) per annum, made by Next Layer, Inc. in favour of Vendor;

(t)	“Note Two” means the unsecured promissory note in the principal amount of $1,900,000.00 bearing interest at the rate of six percent (6%) per annum, made by Next Layer, Inc. in favour of Vendor;

(u)
“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

(v)	“Principal Amount” means the principal amount of $5,000,000;

(w)
“Purchase Price” means, subject to adjustment, the sum of $6,450,000, which is the amount payable by the Purchaser to the Vendor for all of the Purchased Assets, all as more particularly provided herein;

(x)	“Purchased Assets” shall have the meaning ascribed to such term in section 2.01 hereof;

(y)	“Security” means collectively:

(i)	Hypothecation of Movables granted by the Purchaser (Quebec);

(ii)	Hypothecation of Movables granted by Navigata (Quebec);

(iii)	Hypothecation of Movables granted by 8659 (Quebec);

(iv)	Guarantee of Benoit (Quebec);

(v)	Guarantee of Navigata;

(vi)	Guarantee of 8659 (Quebec);

(vii)	Guarantee of Anne-Marie Poudrier and Lawry Trevor-Deutsch, each acting in his/her capacity as trustee of the Family Trust (Quebec);

(viii)	General Security Agreement granted by the Purchaser (British Columbia);

(ix)	General Security Agreement granted by Navigata (British Columbia);

(x)	General Security Agreement granted by 8659 (British Columbia);

(xi)	Guarantee of Benoit Laliberté (British Columbia);

(xii)	Guarantee of 08659 (British Columbia);

(xiii)	Guarantee of Navigata (British Columbia); and

(xiv)	Guarantee of Anne-Marie Poudrier and Lawry Trevor-Deutsch, each acting in his/her capacity as trustee of the Family Trust (British Columbia); and

(z)	“Target Subsidiaries” means each of 0865944 B.C. Ltd. and Navigata Communications Ltd.

1.02           Best of Knowledge

Any reference herein to “the best of the knowledge” of the Vendor will mean the actual knowledge of the President of the Vendor, after due inquiry.

1.03           Schedules

The Schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof, including the following schedules hereto:

Schedule 1.01(m)                        Excluded Leased Property
Schedule 1.01(m)(1)                    3.5 GHz Spectrum
Schedule 1.01(n)                         Financial Statements
Schedule 1.01(r)                          Next Layer Financial Statements
Schedule 2.01(d)                         Leased Premises
Schedule 2.06                             Allocation of Purchase Price

1.04           Currency

Unless otherwise indicated, all dollar amounts referred to in this agreement are in lawful money of Canada.

1.05           Choice of Law and Attornment

This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.  The parties agree that the courts of that Province will have non-exclusive jurisdiction to determine all disputes and claims arising between the parties.

1.06           Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and the Schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.  Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.07           Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith,

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used,

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used, and

(c)
words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.08           Time of Essence

Time shall be of the essence hereof.

1.09           Closing Date and Closing Time

The transactions herein contemplated shall be deemed to have been completed as at the Closing Time on the Closing Date, regardless of the actual date of execution of or delivery of agreements, documents and instruments by the parties hereto or as otherwise herein contemplated.

ARTICLE 2
PURCHASE AND SALE

2.01           Purchased Assets

Subject to Section 2.02 and Section 2.09, on the terms and subject to the fulfilment of the conditions hereof, the Vendor hereby agrees to sell, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Vendor, all of the Vendor’s right, title and interest in and to the following assets (the “Purchased Assets”):

(a)	Accounts Receivable: all trade accounts receivable relating to the Business as of the Closing Time;

(b)	Prepaid Expenses: all prepaid expenses, performance and other bonds, security and other deposits securing obligations relating to the Business as of the Closing Time;

(c)
Leased Equipment: all right, title and interest of the Vendor in and under leases of equipment, used in or relating to the Business (which, for greater certainty, excludes any leases of equipment that are used exclusively by Next Layer Inc.);

(d)	Leased Premises: all right, title and interest of the Vendor in and to the leased premises listed in Schedule 2.01(d);

(e)	Customer Lists and Information: all customer lists, files, data and information relating to customers and prospective customers of the Business as of the Closing Date;

(f)
Contracts:, all right, title and interest of the Vendor in and to all Contracts relating to the Business and the Purchaser assumes all liabilities and obligations thereunder including, without limitation, all liabilities and obligations arising under the Collective Agreement;

(g)
Warranty Rights and Maintenance Contracts: the full benefit of all warranties and warranty rights (express and implied) against manufacturers of the Vendor which apply to any of the Purchased Assets if and to the extent such unexpired warranties and unexpired warranty rights are assignable and all maintenance contracts on the Purchased Assets;

(h)
Business Records: all books, records, files and documents relating to the Business, including books of account, ledgers, journals, sales and purchase records, lists of suppliers, customer credit information, cost and pricing information, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, in any format and media whatsoever, related to the Business;

(i)
Bank Accounts: cash, cash equivalents, bank accounts, bank statements, cheques, securities and cash equivalents related to the Business, except to the extent that any such items are specifically identified as an Excluded Assets;

(j)	Goodwill: the goodwill of the Business, together with the exclusive right of Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor;

(k)	Target Subsidiaries: all of the issued and outstanding securities of each of the Target Subsidiaries;

(l)	Corporate Intellectual Property: all Corporate Intellectual Property; and

(m)
Inventories: all inventories of or relating to the Business as of the Closing Time, including all raw materials, manufacturing supplies, packaging materials, stores, samples, spare parts, work in process and finished goods of the Business.

For greater certainty, Purchased Assets shall not include any of the Excluded Assets.

2.02           Assumed Liabilities

On the terms and subject to the conditions herein contained, at the Closing Time the Purchaser will assume, subject to all rights of offset, defences, causes of action, counterclaims and claims of any nature, and thereafter pay, perform, discharge and satisfy all liabilities and obligations of the Vendor relating to the Business, whether arising prior to or after the Closing Time (collectively, the “Assumed Liabilities”) including, without limitation, the following:

(a)	all trade accounts payable and accrued liabilities to trade creditors and employees of the Business;

(b)	all liabilities and obligations of the Vendor under the Contracts; and

(c)
all liabilities, actions, causes of actions, claims, demands and awards with respect to notice of termination, pay in lieu of notice, severance pay or damages for wrongful dismissal, whether arising under statute, contract or otherwise, and all cost related thereto, arising from or relating to the termination of the employment of any employee of the Business.

2.03           Retained Liabilities and Indemnity

The Purchaser will not assume and will not be liable for, and, without limiting the generality of Article 5, the Vendor will indemnify the Purchaser from and against, all obligations, commitments and liabilities of and claims against the Vendor (whether absolute, accrued or contingent) relating to the Business, except for the Assumed Liabilities.  Without limiting the generality of the foregoing, it is agreed that the Purchaser will have no liability for any obligations or liabilities (collectively, the “Retained Liabilities”) a arising from or incurred in respect of the Excluded Assets.

2.04           Purchase Price

The purchase price payable by the Purchaser to the Vendor for the Purchased Assets will be the sum of $6,440,000.

2.05           Payment of Purchase Price

The Purchase Price shall be paid and satisfied by the Purchaser to the Vendor as follows:

(1)	at the Closing Time:

(a)	a portion of the Purchase Price in the amount of $500,000 shall be paid and satisfied by delivery to the Seller of a wire transfer in the amount of $500,000; and

(b)	a portion of the Purchase Price in the amount of the Principal Amount shall be paid and satisfied on the terms and conditions set forth in ARTICLE 6; and

(2)
on or before 5:00 p.m. (Toronto time) on December 14, 2012, a portion of the Purchase Price in the amount of $940,000 shall be paid and satisfied by delivery to the Seller of a certified cheque, wire transfer or other immediately available funds in the amount of $940,000.

2.06           Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Assets in the manner provided by Schedule 2.06 attached hereto.  The Vendor and the Purchaser shall file their respective tax returns prepared in accordance with such allocation.

2.07           Tax Elections

(1)
At the Closing Time, the Vendor and Purchaser will jointly execute, and each of them will file promptly following the Closing Date, an election under Section 22 of the Income Tax Act (Canada) with respect to the Accounts Receivable included in the Purchased Assets. Such election will designate the portion of the Purchase Price allocated to the accounts receivable pursuant to Schedule 2.06 hereof as the consideration paid therefor by the Purchaser.

(2)
The Vendor and the Purchaser shall jointly elect under Section 167(1) of Part IX of the Excise Tax Act (Canada), Section 75 of the Québec Sales Tax Act (to the extent applicable), and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. The Vendor and the Purchaser shall make such election(s) in prescribed form containing prescribed information and the Purchaser shall, on a timely basis, file such election(s) in compliance with the requirements of the applicable legislation.

(3)
To the extent that the auditors of the Vendor and the Buyer determine that by reason of the Assumed Obligations, the Vendor may be deemed to have paid a reasonable amount for the Buyer’s undertaking a future obligations of the Vendor, the Vendor and the Buyer covenant and agree in respect of such reasonable payment to jointly elect in the prescribed manner and form and within the prescribed time under and for the purposes of sections 20(24) and 20(25) of the Tax Act (which relates deductibility and the income recognition of such payment) and equivalent provisions of any provincial tax law.  Absent such determination, the Vendor and the Buyer acknowledge that no part of the Purchased Assets was transferred to the Buyer in consideration of the undertaking by the Buyer of a future obligation of the Vendor, and none of the amounts agreed upon in Schedule 2.06 constitute such consideration.

2.08           Payment of Taxes

The Purchaser shall be liable for and shall pay all applicable provincial sales taxes, land transfer taxes and all other taxes (other than income taxes of the Vendor), and other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser.  The Vendor will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligation.

2.09           Unassignable Contracts

Notwithstanding anything contained in this Agreement to the contrary and without limiting the generality of Section 6.01, this Agreement shall not constitute an agreement to assign or otherwise transfer the right, title and interest of the Vendor in, to or under the Contracts or any other rights, title or interest to Purchased Assets, including without limitation any personal information to which Personal Information Protection and Electronic Documents Act (Canada) or any provincial statute of similar application that may apply (the “Assumed Contracts”), or any claim or right to any benefit arising thereunder or resulting therefrom if any attempted assignment or transfer, without the consent of a third party thereto (the “Contractual Third Party”), would constitute a breach of such Assumed Contracts, or in any way, adversely affect the right of the Purchaser or Vendor thereunder, and such consent has not been obtained prior to the Closing Time.  The Vendor shall use commercially reasonable efforts to obtain, and the Purchaser agree to cooperate with the Vendor in their efforts to obtain, the consent of any Contractual Third Party to the assignment or transfer of any Assumed Contracts to Purchaser in all cases where such consent is required until 5:00 p.m. (Toronto time) on December 31, 2013. If any consent to the assignment or transfer of any rights, benefits or remedies (hereinafter, in this section, collectively called the “Rights”) under any Assumed Contracts is not obtained, then, unless the Purchaser waive or terminate its rights hereunder:

(a)	the Vendor will hold and exercise the Rights for the benefit of the Purchaser until December 31, 2013;

(b)
the Vendor will, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser shall specify, take all such actions and do all such things as shall, in the opinion of the Purchaser, be necessary or desirable in order that the obligations of the Vendor under such Assumed Contracts may be performed in a manner such that the value of the Rights shall be preserved and exercised and shall enure to the benefit of the Purchaser and such that all monies receivable under any such Rights may be received by the Purchaser;

(c)	the Vendor will promptly pay over to the Purchaser all such monies collected by the Vendor in respect of such Rights; and

(d)
to the extent permitted by the Contractual Third Party and provided, in the Purchaser’s opinion, it would not be prejudicial to the Purchaser’s rights to do so, the Purchaser may perform the obligations under such Rights on behalf of the Vendor, and to the extent the Purchaser performs such obligations Purchaser will indemnify the Vendor against all liabilities, costs and expenses incurred by the Vendor as a result of the Purchaser’s performance or failure to perform such obligations.

All amounts (including, without limitation, arrears) payable to Contractual Third Parties in connection with obtaining consents shall be the obligation of, and shall be paid by, the Purchaser.

2.10           As is, Where is

Subject to the representations and warranties contained in Section 3.01, the Purchaser acknowledges that the Vendor is selling the Purchased Assets on an “as is, where is” basis as they shall exist at the Closing Time.  The Purchaser further acknowledges that it has entered into this Agreement on the basis that the Purchaser has conducted such inspections of the Assets as it deems appropriate and has satisfied itself with regard to these matters. No representation, warranty or condition is expressed or can be implied except as expressly set out in Section 3.01.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.01           Representations and Warranties by the Vendor

The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and the completion of the other transactions hereunder:

(1)
Organization and Qualification. The Vendor is a corporation incorporated, existing and in good standing under the Laws of the Province of British Columbia.  The Vendor is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required.  The Vendor has the corporate or other power and authority to conduct the Business, to own, lease and use the assets of the Business and to perform its obligations.

(2)
Corporate Authority and Binding Obligation. The Vendor has the corporate power and authority to execute and deliver this Agreement and all other agreements contemplated herein to which the Vendor is a party and has the corporate power and authority to sell, assign and transfer the Purchased Assets to the Purchaser in the manner contemplated herein.  The Vendor has the corporate power and authority to perform all of the Vendor’s obligations under this Agreement and each of the other agreements contemplated herein. The Vendor and its boards of directors and shareholders have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and all other agreements contemplated herein, the sale and transfer of the Purchased Assets to the Purchaser and the completion of all of the transactions contemplated herein and therein. This Agreement is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms.

(3)
Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendor, and the completion of the transactions contemplated herein and therein, will not constitute or result in a violation, breach or default, under any term or provision of any of the articles, by-laws or other constating documents or resolutions of the boards of directors or shareholders of the Vendor.

(4)
No Other Purchase Agreements. No Person has any agreement, option, understanding or commitment, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, option, understanding or commitment, for the purchase or other acquisition from either of the Vendor of any of the Purchased Assets, or any rights or interest therein or any agreement, option, understanding or commitment, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, option, understanding, or commitment, for the purchase or other acquisition from the Vendor any of the securities of the Target Subsidiaries.

(5)
Ownership of the Target Subsidiaries. Vendor is the registered and beneficial owner of all of the issued and outstanding securities of the Target Subsidiaries. Neither of the Target Subsidiaries has any subsidiaries or any other interest in any Person.

(6)
Litigation.  There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Vendor) pending or, to the best of the knowledge of the Vendor, threatened, by or against or affecting the Vendor which relate to the Business, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(7)
Tax Matters.  The Vendor has paid all Governmental Charges which are due and payable by it on or before the date hereof. There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the best of the knowledge of the Vendor, threatened against the Vendor in respect of Governmental Charges.  The Vendor has withheld from each amount paid or credited to any Person the amount of Governmental Charges required to be withheld therefrom and has remitted or will remit when due such Governmental Charges to the proper tax or other receiving authorities within the time required under applicable legislation.

(8)	Vendor’s Residency. The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(9)
Title to Assets; Encumbrances. Vendor has good, valid and marketable title to, or valid and enforceable leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, and Vendor will convey, or cause to be conveyed, to Purchaser good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for any Encumbrances resulting from the Assumed Liabilities.  No other Person owns any assets which are being used in the Business, except for the real property and Personal property leased by the Vendor.

(10)
Entire Business; Sufficiency of Assets. The Purchased Assets constitute all of the assets, properties and rights used in, held for use in, or necessary for the conduct of, the Business as heretofore conducted and are adequate to enable Purchaser to conduct the Business and use and operate the Purchased Assets in a manner consistent with the conduct of the Business and use and operation of the Purchased Assets on the date of this Agreement on a standalone basis after the Closing and in a manner that will not conflict or violate the right of any other Person.  All tangible and intangible assets used or held for use in, or necessary for the conduct of, the Business are included in the Purchased Assets.

(11)
Financial Statements. The Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles, are true, correct and complete in all material respects and present fairly the consolidated financial condition of the Vendor as of the respective dates indicated therein. Without limiting the generality of the foregoing, the gross revenue as set forth on the Financial Statements is equal to $32,000,000.

(12)
Minute Books. The minute books, share record books and other records of the Target Subsidiaries are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Target Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of the Target Subsidiaries, as the case may be, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

(13)
Accounts Receivable. The accounts receivable included in the Purchased Assets arose from bona fide transactions in the ordinary course of the Business have not been discounted (except for customary, early payment discounts consistent with past practice and are valid, enforceable and collectible accounts in full (subject to set-off and a reasonable allowance, consistent with past practice, for doubtful accounts as previously disclosed in writing to the Purchaser).

(14)
Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission for which Vendor or any of its affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Purchaser or any of their affiliates.

(15)
Disclosure. No representation or warranty contained in this Section 3.01, provided to the Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact which is necessary in order to make the statements contained therein not misleading.

3.02           Representations and Warranties by the Purchaser

The Purchaser hereby represents and warrants to the Vendor as follows, and confirms that the Vendor is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets and the completion of the other transactions hereunder:

(1)
Organization and Qualification. The Purchaser is a corporation incorporated, existing and in good standing under the Laws of the Province of Quebec.  The Purchaser is duly qualified to do business and is in good standing under the Laws of each jurisdiction where such qualification is required.  The Purchaser has the corporate or other power and authority to conduct its business, to own, lease and use its assets and to perform its obligations.

(2)
Corporate Authority and Binding Obligation. The Purchaser has the corporate power and authority to execute and deliver this Agreement and all other agreements contemplated herein to which it is a party and the Purchaser has the corporate power and authority to purchase the Purchased Assets from the Purchaser and assume the Assumed Liabilities from the Purchaser in the manner contemplated herein.  The Purchaser has the corporate power and authority to perform all of the Purchaser's obligations under this Agreement and each of the other agreements contemplated herein. The Purchaser and its boards of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and all other agreements contemplated herein, the purchase the Purchased Assets from the Purchaser and assume the Assumed Liabilities from the Purchaser in the manner contemplated herein and the completion of all of the transactions contemplated herein and therein.  This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms.

(3)
No Contravention and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and each of the other agreements contemplated herein or for the consummation of the transactions contemplated hereby or thereby by Purchaser.

(4)	Investment Canada Act. The Purchaser is a "Canadian" for purposes of and within the meaning of the Investment Canada Act.

(5)
Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder's, financial advisor's or other similar fee or commission for which Purchaser or any of its affiliates could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Vendor or any of their affiliates.

(6)
Disclosure. No representation or warranty contained in this Section 3.02, provided to the Vendor pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact which is necessary in order to make the statements contained therein not misleading.

3.03           Acknowledgements of the Purchaser

(1)
Financial Statements. The Purchaser acknowledges the information contained in the Next Layer Financial Statements. Without limiting the generality of the foregoing, the Purchaser acknowledges the gross revenue as set forth on the Next Layer Financial Statements is equal to $453,354 per month.

ARTICLE 4
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.01           Survival of Vendor’s Representations, Warranties and Covenants

The representations, warranties and covenants of the Vendor contained in this Agreement or in any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser as follows:

(a)	as to the representations and warranties contained in Section 3.01(1), 3.01(2), 3.01(5), 3.01(7) and 3.01(9), indefinitely; and

(b)
as to all other matters, for a period of two years, unless a greater or lesser period of time is specifically identified in relation to such representation, warranty, acknowledgement or covenant in which case such representation, warranty, acknowledgement or covenant shall survive for the period of time specifically identified in such representation, warranty, acknowledgement or covenant, unless a bona fide notice of a Claim shall have been given in writing before the expiry of that period, in which case the representation, warranty or covenant to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim.

4.02           Survival of Purchaser’s Representations, Warranties, Acknowledgements and Covenants

The representations, warranties, acknowledgements and covenants of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Vendor as follows:

(a)	as to the representations and warranties contained in Section 3.02(1) and 3.02(2), indefinitely; and

(b)
as to all other matters, for a period of two years, unless a greater or lesser period of time is specifically identified in relation to such representation, warranty, acknowledgement or covenant in which case such representation, warranty, acknowledgement or covenant shall survive for the period of time specifically identified in such representation, warranty, acknowledgement or covenant, unless abona fide notice of a Claim shall have been given in writing before the expiry of that period, in which case the representation, warranty, acknowledgement or covenant to which such notice applies shall survive in respect of that Claim until the final determination or settlement of that Claim.

4.03            No Effect on Deferred Payment Provisions

For greater certainty, nothing in this ARTICLE 4 shall affect or otherwise limit the rights and obligations of the parties set forth in ARTICLE 6.

ARTICLE 5
INDEMNIFICATION

5.01           Indemnification by Vendor

The Vendor covenants and agrees to indemnify and save harmless the Purchaser, Benoit, the Family Trust and the Target Subsidiaries from and against any Claim, cost, liability or expense (including professional fees and disbursements) which may be made or brought against any of them or which any of them may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:

(a)	any non-fulfilment of any covenant or agreement on the part of the Vendor contained in this Agreement or any document or certificate given pursuant to this Agreement;

(b)	any inaccuracy in or breach of any representation or warranty of the Vendor contained in this Agreement or any document or certificate given pursuant to this Agreement.

5.02           Indemnification by the Purchaser

The Purchaser, Benoit, the Family Trust and the Target Subsidiaries covenant and agree, jointly and severally, to indemnify and save harmless the Vendor, Navigata USA, Inc., Navigata Enterprises Ltd, ON Call Wireless, Inc., Thompson Rivers Wireless, Inc., Next Layer Inc. and Navigata Fibre Transport Inc. (and their respective officers, directors and shareholders) from and against any Claim, costs, liability or expense (including professional fees and disbursements) which may be made or brought against any of them or which any of them may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:

(a)	any non-fulfillment of any covenant or agreement on the part of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement;

(b)	any inaccuracy in or breach of the Purchaser’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement.

(c)
any Claim relating to the Business (including without limitation any Claim related to the Assumed Liabilities or the Contracts but specifically excluding any Excluded Assets and Retained Liabilities), whether arising before or after the Closing Time, whether known or unknown, including without limitation, any Claim arising under the Collective Agreement and any Claim by any employee of the Business.

5.03           Procedure for Indemnification

(1)	Claims Other Than Third Party Claims

Following receipt from the Vendor, Navigata USA, Inc., Navigata Enterprises Ltd, ON Call Wireless, Inc., Thompson Rivers Wireless, Inc., Next Layer Inc., Navigata Fibre Transport Inc., Purchaser, Benoit, the Family Trust or the Target Subsidiaries, as the case may be (the “Indemnified Party”), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in Section 5.03(2) below), the party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the claim as the Indemnifying Party considers desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party such amount. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof).

(2)	Third Party Claims

The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a “Third Party Claim”) and in respect of which a right of indemnification given pursuant to Section 5.01 or 5.02 may apply.  The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

(a)	such will be done at all times in a diligent and bona fide matter;

(b)	the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of such Third Party Claim; and

(c)	the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall co-operate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control.  In such case, the Indemnifying Party shall co-operate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

5.04           Additional Rules and Procedures

The obligation of the Parties to indemnify each other pursuant to this Article 5 shall also be subject to the following:

(a)
an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to Section 5.01 or 5.02, as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in Section 4.01 or 4.02, as the case may be;

(b)
if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnifying Party shall, forthwith after demand by the Indemnified Party, make such payment.  If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

(c)
except in the circumstances contemplated by Section 5.04(b) above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).  A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent within ten (10) Business Days shall be deemed a consent by the Indemnifying Party to such request;

(d)
the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available;

(e)
notwithstanding Section 5.04(c), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party;

(f)
an Indemnified Party shall not be entitled to an indemnity hereunder if and to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i)	such Indemnified Party has been negligent or has committed any fraudulent act in the course of its performance under this Agreement; and

(ii)	the losses, damages, claims, liabilities, costs or expenses as to which indemnification is claimed, were directly caused by the negligence or fraud referred to in Section 5.04(f)(i).

5.05           Rights Cumulative

The rights of indemnification contained in this Article 5 are cumulative and are in addition to every other right or remedy of the Parties contained in this Agreement or otherwise.

5.06           No Set-Off

The Purchaser shall not be entitled to set-off the amount of any Claim (whether submitted under Article 5 as damages or by way of indemnification or otherwise) against any other amounts payable by the Purchaser to the Vendor whether under this Agreement (including, without limitation, under Article 6) or otherwise.

ARTICLE 6
DEFERRED PAYMENT PROVISIONS

6.01           The Purchaser hereby promises to pay, in accordance with the terms of this ARTICLE 6, to the Vendor the Principal Amount together with interest accruing at a rate of 6.5% per annum on any principal amount outstanding and shall compounded and calculated annually, in arrears, with interest on interest after demand, default or judgment at the same rate (the “Accrued Interest”).

6.02           All Accrued Interest shall, other than subsequent to the occurrence of an Event of Default which is continuing, be due and payable in annual payments as described in Section 6.04 hereof.  The full remaining Principal Amount together with all Accrued Interest owing thereon shall be paid on December 15, 2017 (the “Maturity Date”). For greater clarity, interest on the Principal Amount shall not accrue on any amounts following payment of such amounts in accordance with the terms hereof nor shall any Accrued Interest that is not otherwise due and payable hereunder accrue interest thereon.

6.03           The Principal Amount shall be paid by Purchaser to Vendor as follows:

(1)	December 15, 2013 – 20% of the Principal Amount;

(2)	December 15, 2014 – 20% of the Principal Amount;

(3)	December 15, 2015 – 20% of the Principal Amount;

(4)	December 15, 2016 – 20% of the Principal Amount; and

(5)	December 15, 2017 – 20% of the Principal Amount.

6.04           Accrued Interest calculated annually, in arrears, on the outstanding Principal Amount shall be paid annually at the same time as the Principal Amount set forth in Section 6.03.

6.05            Each payment received by Vendor under this Agreement shall be applied first against late charges and fees, if any, next against unpaid Accrued Interest and the balance, if any, against the Principal Amount.

6.06            In addition to the payment provisions set forth in Section 6.03 hereof and notwithstanding any other term or provision contained in this Agreement:

(1)
if at any time prior to the Maturity Date, the Purchaser sells all or substantially all of the assets or undertaking of the Purchaser to a Person without the prior written consent of the Vendor, all outstanding Obligations payable by Purchaser hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; or

(2)
the Purchaser shall have the right to prepay the Principal Amount hereunder, in whole or in part, without notice, additional interest (other than unpaid Accrued Interest through to and including the prepayment date), penalty or bonus.

6.07            Payments under this Agreement shall be made for value on or before 3:00 p.m. (Toronto time) on the applicable date for such payment.

6.08            All Accrued Interest under the Agreement shall be paid and satisfied as follows:

(1)
in the event that the shares of common stock of TeliPhone Corp. (TLPH:OTC US) is listed on any stock exchange or are quoted for trading, any payment of Accrued Interest under the Agreement shall be paid and satisfied through the delivery of a share certificate representing that number of shares of common stock of TeliPhone Corp. (TLPH:OTC US) equal to the Accrued Interest to be paid on such date divided by the average market closing price of the previous 20 days of trading on the market with the highest volume of trading calculated immediately prior to the date of delivery;

(2)
in the event that the shares of common stock of TeliPhone Corp. (TLPH:OTC US) is not listed on any stock exchange or are quoted for trading, any payment of Accrued Interest under the Agreement shall be paid and satisfied in cash in the manner set forth in Section 6.10; or

(3)
in the event that the Vendor desires to have any payment of Accrued Interest under the Agreement to be paid and satisfied in cash when the condition of Section 6.08(2) has not been met, such amount shall be paid and satisfied in cash in the manner set forth in Section 6.10 on the date that is 12 months from the date on which such Accrued Interest would have been paid pursuant to Section 6.08(1).

6.09            The Principal Amount hereunder shall be paid and satisfied in cash.

6.10
The Purchaser shall direct all payments of the Principal Amount hereunder to the Vendor or the Accrued Interest in the event that a cash amount of Accrued Interest is to be paid to the Vendor pursuant to Section 6.08(2) or Section 6.08(3), in the form of an certified cheque delivered to 421 C Street, Unit 1A, Washougal, WA  98671 or such other address as the Vendor may direct or at the option of the Vendor exercised by notice to the Purchaser shall be made by direct deposit or wire transfer to the account of the Vendor, the particulars of such account or wire particulars being provided to the Purchaser in the notice from the Vendor.

6.11           Events of Default.

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(1)
Failure to Pay; Other Breach.  Subject to the cure period set forth below, the Purchaser shall fail to pay within ten (10) days after the same was due any installment of the Principal Amount or Accrued Interest required to be paid hereunder, or there is any other uncured breach of Section 6.13 of this Agreement;

(2)
Voluntary Bankruptcy or Insolvency Proceedings.  The Purchaser shall under Law (i) make an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it;

(3)
Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings under Law for the appointment of a receiver, trustee, liquidator or custodian of the Purchaser or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Purchaser or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement;

(4)	Ceasing Business. The Purchaser ceases or threatens to cease to carry on in the normal course of its respective business or any material part thereof;

(5)	Winding Up. Any order is made or resolution passed for the winding up, liquidation or other dissolution of the Purchaser; or

(6)	Event of Default under Security. There occurs an event of default under any of the Security.

No Event of Default shall occur under Section 6.11(1) or (2) until Purchaser has had a 10 calendar day period to cure the default and prior written notice has been provided by the Vendor to Purchaser pursuant to Section 7.02.

6.12           Rights of Vendor Upon Default.

Upon the occurrence or existence of any uncured Event of Default, and at any time thereafter during the continuance of such uncured Event of Default, Vendor may declare all outstanding Obligations payable by Purchaser hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  In addition to the foregoing remedies, upon the occurrence or existence of any uncured Event of Default, Vendor may exercise any other right, power or remedy granted to it under the Security or otherwise permitted to it by Law, either by suit in equity or by action at law, or both.

6.13           Covenants

Notwithstanding any other provisions of this Agreement, the Purchaser hereby covenants and agrees with the Vendor that it will:

(a)
duly and punctually pay or cause to be paid all amounts payable by the Purchaser to the Vendor under this Agreement at the times and in the manner provided for herein (including, without limitation, duly and punctually pay or cause to be paid the amounts payable under Section 2.05(2) of the Agreement when due);

(b)	do or cause to be done all acts necessary to comply with all applicable, federal, provincial and municipal laws, requirements and standards; and

(c)	as soon as it shall become aware of the same, give notice to the Vendor of any Event of Default.

6.14           Calculation of Time.

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.  Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

6.15           Business Days.

Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

ARTICLE 7
GENERAL PROVISIONS

7.01           Further Assurances

Each of the Vendor and the Purchaser hereby covenants and agrees that from time to time after the Closing Date it will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement and shall co-operate with each other.

7.02           Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement shall be given in writing and delivered by Personal delivery or delivery by recognized commercial courier, sent by facsimile or email, or delivered by registered mail, postage prepaid, addressed as follows:

(a)	in the case of the Vendor,

421 C Street, Unit 1A
Washougal, WA  98671

Attention:                   John Warta
Fax No.:                       (360) 835-8050
Email:                           p68wa@aol.com

with a copy (which shall not constitute notice) to:

Chaitons LLP
5000 Yonge Street
10th Floor
Toronto, Ontario
M5N 1M9

Attention:                   Harvey Chaiton
Fax No:                        (416) 218-1857
Email:                           Harvey@chaitons.com

(b)	in the case of the Purchaser,

500 boul. Saint-Martin O
Laval, Quebec
H7M 3Y2

Attention:                   Benoit Laliberté
Fax No.:                       514-313-6001
Email:                           blaliberte@teliphone.ca

with a copy (which shall not constitute notice) to:

Aird & Berlis LLP
Barristers & Solicitors
Brookfield Place
181 Bay Street
18th Floor
Toronto, Ontario
M5J 2T9

Attention:                   Ken Clark
Fax No.:                       (416) 863-1515
Email:                           kclark@airdberlis.com

or at such other address, email addresses or fax number of which the addressee may from time to time may notify in writing.  Any notice delivered by Personal delivery or by courier to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered mail shall be deemed to have been given and received on the next Business Day following the date of its mailing.  Any  notice transmitted by facsimile or email shall be deemed to have been given and received on the day in which receipt of transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission or email is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

7.03           Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

7.04           Expenses of Parties

51) Each party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement.

7.05           Announcements

No announcement with respect to this Agreement will be made by any party hereto without the prior approval of the other parties.  The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other party making any such announcement.

7.06           Assignment

This Agreement will be binding upon, and will enure to the benefit of and be enforceable by the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. No assignment of this Agreement , nor any right or obligation under this Agreement, will be permitted without the consent of the other party.

7.07           Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing herein, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.08           Entire Agreement

This Agreement, the documents referenced herein and the Schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

7.09           Waiver

Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any such term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by a written instrument duly executed by such party.

7.10           Amendments

No modification or amendment to this Agreement may be made unless agreed to by the parties provided however, that such agreement shall be evidenced by a written instrument duly executed by such parties hereto.

- balance of page intentionally left blank –

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement under seal as of the day and year first above written.

9191-4200 QUEBEC INC.

Per:
Name: Benoit Laliberté
Title: President

NAVIGATA COMMUNICATIONS 2009, INC.

Per:
Name: John Warta
Title: President
0865944 B.C. LTD.

Per:
Name: Benoit Laliberté
Title: President

NAVIGATA COMMUNICATIONS LTD.

Per:
Name: Benoit Laliberté
Title: President

FIDUCIE RESIDENCE JAAM

Per:
Name: Anne-Marie Poudrier
Title: Trustee

Per:
Name: Lawry Trevor-Deutsch
Title: Trustee

Witness	BENOIT LALIBERTE

SCHEDULE 1.01(M)
EXCLUDED LEASED PROPERTY

SEE ATTACHED

SCHEDULE 1.01(M)(1)
3.5 GHZ SPECTRUM

SCHEDULE 1.01(N)
FINANCIAL STATEMENTS SCHEDULE 1.01(R)
NEXT LAYER FINANCIAL STATEMENTS

 SEE ATTACHED.

SCHEDULE 1.01(R)
NEXT LAYER FINANCIAL STATEMENTS

SEE ATTACHED.

SCHEDULE 2.01(D)
LEASED PREMISES

SEE ATTACHED

SCHEDULE 2.06
ALLOCATION OF PURCHASE PRICE

<*>
TOTAL:	$6,440,000.00